Exhibit 99.1

Leap Therapeutics Announces Executive Leadership Changes

Cambridge, MA – March 18, 2020 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced changes to the Company’s Executive Leadership Team. All changes to the Board of Directors are effective immediately. Other management changes will take effect April 1, 2020, and include the following:

•	Christopher K. Mirabelli, Ph.D., will be stepping down from his role as President and Chief Executive Officer. Dr. Mirabelli will continue to serve as the Chairman of Leap’s Board of Directors and provide ongoing leadership and guidance around the Company’s biomarker and research efforts.
•	Douglas E. Onsi, Leap’s Chief Financial Officer, is being named President and Chief Executive Officer, while maintaining his current role. Mr. Onsi will also serve as a member of the Board of Directors.
•	John Littlechild will be stepping down from Leap’s Board of Directors.
•	Cynthia Sirard, M.D., Vice President, Clinical Research & Development, has been promoted to Chief Medical Officer.
•	Mark O’Mahony, Vice President of Manufacturing, has been promoted to Chief Manufacturing Officer.

“I want to extend my gratitude to both Chris and John for the contributions they’ve made at Leap,” said Mr. Onsi. “Leap has benefited from Chris’s leadership as CEO, and I appreciate his continuing support of our R&D and biomarker team and as Chairman. I thank John for his experience and guidance, which was developed over a career that began as a venture capitalist supporting an industry in its infancy at both Genzyme and LeukoSite.”

“I would like to congratulate Cyndi and Mark. Thanks in large part to their efforts, we’ve made significant progress in advancing our DKN-01 program and securing BeiGene as a strategic partner. Their commitment to Leap and their efforts to advance our goal of delivering important new therapies for the treatment of cancer are greatly appreciated, and I look forward to continuing our work with them,” said Mr. Onsi.

Dr. Sirard has been Vice President of Clinical Research and Development at Leap since 2012. She has global clinical development experience that encompasses strategic development and the oversight of clinical and commercial programs in oncology, including Campath®. Prior to joining Leap, she served in clinical development and team leadership roles with Sanofi, Genzyme Corporation, and Parexel International. Dr. Sirard earned her MD from Chicago Medical School and a BS at the University of Massachusetts, Amherst. She is a board certified Medical Oncologist with internal medicine and hematology/oncology training at Harvard Medical School at Beth Israel Deaconess Medical Center in Boston, Massachusetts.

Mr. O’Mahony has been Vice President of Manufacturing at Leap since 2011. Prior to joining Leap, he served as Vice President of Process Development, Manufacturing, and Quality Control at Tolerx, where he led manufacturing operations from the company’s inception through partnerships with Genentech and GlaxoSmithKline. Prior to Tolerx, Mr. O’Mahony worked at LeukoSite and Millennium Pharmaceuticals, where he played an integral role in the approval and worldwide commercialization of Campath®. He earned his MBA from Boston University and a BSc in Biotechnology from Dublin City University, Ireland.

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. Leap has formed a partnership with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements regarding expectations with respect to the development and advancement of DKN-01, including the initiation, timing and design of future studies, enrollment in future studies, potential for the receipt of future option exercise, milestones or royalty payments from BeiGene, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics' periodic filings with the SEC, including Leap's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Heather Savelle

Investor Relations

Argot Partners

212-600-1902

heather@argotpartners.com